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                                                                   Exhibit 10.13

January 30, 2001


Mr. Edward F. Golderer
4032 Hain Drive
Lafayette Hill, PA 19444

Dear Ed:

As we discussed, the following represents amended terms of our original compensation arrangement as outlined in my letter to you dated May 17, 2000:

1) Your goals for U.S., Canada and Mexico sales for the quarters ending March 31, 2001 and June 30, 2001 will be reduced from $5.3 million and $6.0 million to $3.7 million and $4.2 million.

2) Your quarterly bonus of $5,000 for the quarters ending March 31 and June 30, 2001 will be paid in any quarter in which sales meet or exceed 100% of your revised quarterly sales goal (rather than 90% of such goal).

3) Your additional quarterly bonus of $5,000 will be paid in any quarter in which you meet or exceed 100% of your revised sales goal and the Company achieves a total gross margin for all Company sales (including international) of 30% or greater (rather than the achievement of Company profitability).

4) You will receive an new $5,000 bonus if total sales in the U.S., Canada and Mexico for the quarters ending March 31 and June 30, 2001 meet or exceed $7,900,000 in the aggregate and the Company achieves a total gross margin for all Company sales (including international) of 30% or greater for the two quarters.

All other terms as outlined in the letter to you dated May 17, 2000 remain in effect.


Very truly yours,


Michael Kantrowitz
President and CEO


Accepted


Edward F. Golderer